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                                  May 26, 1999




Board of Directors
Simula, Inc.
2700 North Central Avenue
Suite 1000
Phoenix, Arizona 85004

      Re: Registration Statement on Form S-3 - 2,000,921 Shares of Common Stock

Gentlemen:

      As Executive Vice President and General Counsel of Simula, Inc. ("Company"), I have reviewed the above-captioned Registration Statement on Form S-3 under the Securities Act of 1933, as amended, which the Company intends to file with the Securities and Exchange Commission with respect to the offer and sale of up to 2,000,921 shares of Common Stock of the Company (the "Common Stock") pursuant to the prospective conversion of the Company's Series A Convertible Preferred Stock into Common Stock (the "Securities").

      I have examined the Company's Articles of Incorporation, as amended and restated, bylaws, minutes of the Company's Board of Directors meetings, and such other records and documents as I have deemed relevant for purposes of rendering this opinion. Based upon the foregoing, I am of the opinion that the Securities, when issued and sold as set forth in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.


                                    Very truly yours,

                                    SIMULA, INC.



                                    /s/ Bradley P. Forst
                                    Bradley P. Forst
                                    Executive Vice President and General Counsel